Exhibit 99.1

Press Release

Vuzix Reports Full Year 2014 Financial Results

Achieves 312% Year-Over-Year Increase in Smart Glass and Waveguide Products Revenues

ROCHESTER, N.Y., March 31, 2015 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or, the “Company”), a leading supplier of video eyewear and smart glasses products in the consumer, commercial and entertainment markets, today reported its full year 2014 financial results for the period ended December 31, 2014.

Vuzix reported $3,032,076 million in revenues for the twelve months ended December 31, 2014, an increase from $2,389,053 million for the same period in 2013. For the full year 2014, loss from operations was ($5,032,332) compared to ($4,652,557) for the same period in 2013. Other income and expense for the 2014 period was ($2,836,526), a reduction from the ($5,493,671) in 2013. Losses on the derivative liability mark-to-market valuations were the largest non-cash expense in these expenses. The net loss for the year ended December 31, 2014 was ($7,868,858) or ($0.75) per share versus a net loss of ($10,146,228) or ($1.69) per share for the same period in 2013.

The following table compares the Company’s statement of operations data for the twelve months ended December 31, 2014 and 2013.

	2014	2013	Dollar Change	% Increase (Decrease)

Sales of Products	$2,474,559	$1,856,806	$617,753	33%
Sales of Engineering Services	557,517	532,247	25,270	5%

Total Sales	3,032,076	2,389,053	643,023	27%

Total Cost of Sales	2,101,911	1,582,095	519,816	33%

Gross Profit	930,165	806,958	123,207	15%
Gross Margin %	31%	34%		(3%)

Operating Expenses:
Research and Development	1,752,560	1,751,397	1,163	0%
Selling and Marketing	1,232,520	1,091,514	141,006	13%
General and Administrative	2,593,384	2,165,341	428,043	20%
Depreciation and Amortization	279,317	377,840	(98,523)	(26%)
Impairment of Patents and Trademarks	104,716	73,423	31,293	43%

Loss from Operations	(5,032,332)	(4,652,557)	(379,775)	8%

Other Income (Expense)
Other Taxes	(83,419)	(88,274)	4,855	5%
Foreign Exchange Loss	(2,713)	(13,692)	10,979	80%
Loss on Sale of Assets	—	(40,352)	40,352	100%
Gain (Loss) on Debt Extinguishment	29,262	(1,272,296)	1,301,558	102%
Loss on Derivative Valuation	(2,194,001)	(3,575,278)	1,381,277	39%
Interest & Debt Discount Amortization	(585,655)	(503,779)	(81,876)	(16%)

Total Other Income (Expense)	(2,836,526)	(5,493,671)	2,657,145	48%

Net Loss	$(7,868,858)	(10,146,228)	$2,277,370	22%

Loss per Share	$(0.75)	(1.69)

2014 Operational Financial Commentary:

•	The increase in product sales was attributable to growing sales of the Company’s M100 Smart Glass products and its M2000AR waveguide monocular. Sales of these products in 2014 were up 312% over 2013.

•	Offsetting the increase in M100 was the planned phasing out of the Company’s older Wrap product family which was in short supply in the second half of 2014, with sales of our Wrap 1200 series down 45% as compared to 2013

•	Gross Margins decreased to 31% as compared to 34% for the period ended December 31, 2013. Average 2014 product gross margins actually increased but were negatively affected by a total of 4.7% due to the start-up of manufacturing the M100 in China and the commencement of software development cost amortization included in cost of sales for the 2014 year as compared to Nil for these expenses for same period in 2013.

•	Sales and marketing costs increased in 2014 versus 2013 due to higher personnel salary and travel costs.

•	Overall research and development costs expensed for 2014 were up modestly over 2013, however the Company capitalized $618,790 of its development costs as Software Development versus $240,561 for the same period in 2013.

•	General and administrative expenses increased primarily due to higher stock compensation costs, external director fees, and increased investor relations activities in 2014 as compared to 2013.

•	Other income and expense for the 2014 period was ($2,836,526), a reduction from the ($5,493,671) in 2013. The decrease was the result a $1,381,277 reduction in the derivative liability mark-to-market for 2014 as compared to 2013 and the $1,272,296 loss on debt extinguishments in 2013 related to our August 2013 public offering.

•	Total non-cash expenses for the year ending December 31, 2014 were $3,696,681 versus $5,561,688.

2014 and Recent Corporate Highlights:

•	Began trading on NASDAQ on January 28, 2015.

•	Improved balance sheet with increased cash, stockholder’s equity and assets through a $24.8 million investment from Intel, decreased derivative liabilities through related transactions.

•	Entered into agreement with Lenovo for Smart Glasses in China and began shipments of its Lenovo co-branded M100 Smart Glasses into China.

•	Received CQC/CCC Certification, allowing Lenovo to ship and distribute M100 products to customers within China.

•	M100 Smart Glasses Prosumer model made exclusively available on Amazon.com fall 2014.

•	Company won four 2015 CES Innovation Awards with V-720 Mobile Gaming Platform (AKA - IWear 720) named as a 2015 CES Innovation Awards Honoree.

•	Showcased M100 Smart Glasses at a series of AT&T Developer Programs in the US and at NTT DOCOMO events in Japan to create visibility for products.

•	SAP showcased enterprise applications supporting Vuzix’ M100 Smart Glasses to improve work processes through a hands-free workplace experience.

•	Joined Salesforce Wear initiative, creating the first ecosystem dedicated to accelerating the adoption of wearables in the enterprise.

•	Completed upgrade to Rochester facilities, accelerating development and manufacturing of Waveguide technology and equipment for new generation Smart Glasses products.

2015 Pro-Forma Balance Sheet Items

As previously announced the Company closed a $24.8 million Series A Preferred share financing with Intel Corporation on January 2, 2015. This transaction and the related waivers of anti-dilution price ratchets on 86% of the Company’s August 2013 public offering warrants and 100% of the June 2014 convertible notes reduced the Company’s derivative liability, on a pro-forma basis, as of December 31, 2014, from $13,541,138 to $1,390,880. The following table summarizes key balance sheet items, as of December 31, 2014, on an actual pro-forma basis, giving effect to this financing and the related waivers, which closed on January 2, 2015.

	Dec 31, 2014 (Actual)	Dec 31, 2014 (Pro-Forma)
Cash	$85,000	$24,750,000

Long-Term Derivative Liability	13,541,000	1,391,000

Stockholders’ Equity (Deficit)	(14,398,000)	22,415,000

Total Assets and Total Liabilities and Stockholders’ Deficit	$3,700,000	$28,372,000

2014 Year End Financial Summary

Vuzix CEO and President Paul J. Travers said, “This has been a monumental year for Vuzix both financially and operationally. It began with the launch of our M100 Smart Glasses and upgrades to our products. Through improving our operations, and better revenue generation we closed out a very active fourth quarter that saw the launch of our App Store on our website, the feature of our M100 Smart Glasses on Amazon.com, and the certification and release of our Smart Glasses sold in China with our partner Lenovo. Our IWear 720was named a 2015 CES Innovation Awards Honoree, and we won 4 awards, making this a total of 20 CES Awards over 11 consecutive years. We were also very active in working with our key partners and various companies to develop apps for our Smart Glasses that add value and solutions for our enterprise customers. We strengthened our relationship with software giant SAP with the demonstration of three enterprise applications for the M100 Smart Glasses over the last quarter.”

Mr. Travers continued, “From a corporate development, product development and capital structure standpoint, Vuzix is being transformed. We are now building momentum and seeing traction from existing and new relationships that take us from being a small developer and testing sales, to now operating larger enterprise level transactions. We believe we are strongly positioned for 2015 as sales of the M100 Smart Glasses have been building and we look to launch sales of the award-winning IWear 720720 Mobile Gaming Platform in the third quarter which will lead to an additional revenue stream in the consumer market. In looking ahead, our long-term approach will be to stay ahead of the curve by listening and responding to the needs of our customers and the marketplace and focusing on pushing sales in 2015 as we now have production capacity for growth.”

Conference call information:

Date: Wednesday, April 1, 2015

Time: 8:30 A.M. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 1-877-407-0839

Dial in Number for International Callers (Outside of the U.S. & Canada): 1-201-689-8863

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers, and Chief Financial Officer Grant Russell, who will discuss operational and financial highlights for the full year 2014.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on Vuzix’ website at: http://vuzix.equisolvewebcast.com/q4-2014.

A replay will be available for 14 days starting on April 1, 2015 at approximately 8:00 P.M. (ET). To access the replay, please dial 1-877-660-6853 in the U.S. and 1-201-612-7415 for international callers. The conference ID# is 13595774.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear and Smart Glasses products in the consumer, commercial and entertainment markets.

The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 39 patents and 12 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2014 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to earnings, financial results, among other things, and the Company's leadership in the Video Eyewear and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov ). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

For further investor information contact:

Investor Relations Contact:

Andrew Haag

Managing Partner

IRTH Communications

vuzi@irthcommunications.com

Tel: (877) 368-3566

Vuzix Corporation
2166 Brighton Henrietta Townline Road
Rochester, NY 14623 USA
Investor Information – Grant Russell
IR@Vuzix.com
Tel: (585) 359-7562
www.vuzix.com